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Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 EXHIBIT 99.3

PRESS RELEASE

Magna Entertainment Corp. Announces Implementation of Strategic Plan, Adoption of
Recapitalization Plan, Revised Project Financing Facilities and Bridge Loan Facility

AURORA, ON, July 22, 2005 — Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today announced that, as part of its strategic plan, its Board of Directors has approved a recapitalization plan (the "Recapitalization Plan") and that in connection with the Recapitalization Plan it has entered into two binding term sheets for loan agreements with a subsidiary of MI Developments Inc. ("MID"). The first effectively replaces the existing U.S. $77 million construction loan for The Meadows racetrack and slots facility in Pennsylvania with a loan for up to U.S. $34.2 million to fund the development, design and construction of an alternative gaming facility at Remington Park in Oklahoma. In addition, certain terms of the existing U.S. $115 million Gulfstream Park loan will be amended. The second term sheet is for a bridge loan for a non-revolving general credit facility of up to U.S. $100 million. The term sheets have been approved by the Board of Directors of MEC and its committee of independent directors. MID is the controlling shareholder of MEC, owning approximately 59% of MEC's equity securities and 96% of the votes attached to MEC's voting securities.

In announcing the loan transactions, MEC President and CEO, Tom Hodgson commented: "We are pleased to advise our shareholders of our continuing progress in implementing our strategic plan, and our commitment to achieving debt reduction through asset sales, a possible gaming partnership, and a possible future equity financing. We appreciate the support of our parent company, MI Developments, in providing the financing to complete the build-out of a gaming facility at Remington Park in Oklahoma. The further provision of the bridge loan will permit us to proceed with an orderly marketing and sale of non-strategic real estate, racetracks and other assets, to maximize realizable value, and to position us to exploit fully significant strategic growth opportunities for MEC. By addressing near–term liquidity concerns, the financing arrangements announced today substantially reduce the execution risk associated with our strategic plan. We remain confident in MEC's ability to achieve sustainable operating profits in 2007 and beyond, as we focus on our core business, exploit alternative gaming opportunities and expand our signal distribution and wagering platforms globally."

Recapitalization Plan

The Recapitalization Plan is intended to recapitalize MEC's balance sheet over the next 12 months through the sale of certain non-strategic real estate, racetracks and other assets to generate proceeds of approximately U.S. $150 million, with proceeds realized from those asset sales being applied to reduce debt (including the bridge loan). The recently announced proposed sale by MEC of the racetrack at Flamboro Downs is the first of such asset dispositions. The Recapitalization Plan also contemplates a possible partnership to pursue alternative gaming opportunities at MEC racetracks, and the possible raising of equity in 2006. The proceeds of such an equity offering would be used to further reduce debt and for general corporate purposes.

Revised Project Financing Facilities

The project financing for Remington Park in the amount of U.S. $34.2 million, to finance the build-out of an alternative gaming facility, effectively replaces the previously announced U.S. $77 million project financing for The Meadows. No advances have been made under The Meadows project financing. The Remington Park loan will be made available by MID, through a subsidiary, to the wholly-owned subsidiary of MEC that operates Remington Park. Advances under the loan will be made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the alternative gaming facility at Remington Park (including the purchase and installation of electronic gaming machines).

The Remington Park loan has a term of 10 years from the completion date of the alternative gaming facility at Remington Park, which is anticipated to occur by November 2005. Prior to the completion date, amounts outstanding under the loan will bear interest at a floating rate equal to 2.55% above MID's notional per annum cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the Remington Park loan will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, interest on the Remington Park loan will be capitalized. Commencing January 1, 2007, the borrower will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on such date. Following the completion of the alternative gaming facility, certain cash from the operations of the borrower must be used to pay capitalized interest on the Remington Park loan plus a portion of the principal under the loan equal to the capitalized interest on the Gulfstream Park construction loan.

The Remington Park loan will be secured by all assets of the borrower, excluding licences and permits, and will be guaranteed by MEC (until the alternative gaming facility is completed) and its subsidiaries that own Gulfstream Park and the Palm Meadows training facility. The Remington Park loan will also be secured by a charge over the lands owned by Gulfstream Park and a charge over the Palm Meadows training center and by a pledge of the shares of the owner of the Palm Meadows training center. Both the Remington Park and Gulfstream Park loans will contain cross-guarantee, cross- default and cross-collateralization provisions. The Remington Park loan and the Remington Park borrower's guarantee of the Gulfstream Park loan are both subject to regulatory and other approvals. In connection with the Remington Park loan, the Gulfstream Park loan will be amended to shorten the interest deferral period to one year and to amend certain restrictive covenants.

Bridge Loan

In order to facilitate the orderly implementation of MEC's strategic plan, MID will, through a subsidiary, make U.S. $50 million available to MEC on the closing of the bridge loan, with a second tranche of U.S. $25 million made available on or after October 17, 2005 and a third tranche of U.S. $25 million made available on or after January 16, 2006. The availability of the second and third tranches will be subject to a number of conditions, including MEC's achievement of milestones under the Recapitalization Plan, specifically related to progress in asset sales efforts, pursuit of a gaming partnership, and achievement of certain EBITDA targets for the third and fourth quarters of 2005.

The bridge loan will be for a term ending on the last day of the thirteenth month from its closing date. An arrangement fee of U.S. $1 million is payable on closing, and an additional arrangement fee of U.S. $500,000 is payable on each date (if any) on which any or all of the second or third tranche of the loan is made available to MEC. There is a commitment fee of 1.00% per year on the undrawn portion of the U.S. $100 million maximum amount of the loan commitment, payable quarterly in arrears. At MEC's option, the loan will bear interest either at: (1) floating rate, with annual interest equal to the greater of (a) U.S. Base Rate, as announced from time to time, plus 5.50% and (b) 9.00% (with interest in each case payable monthly in arrears); and/or (2) fixed rate with annual interest equal to the greater of: (a) LIBOR plus 6.50% and (b) 9.00%, subject to certain conditions. The bridge loan may be repaid at any time by MEC, in whole or in part, without penalty.

The bridge loan will require that the net proceeds of any equity offering by MEC be used to reduce outstanding indebtedness under the bridge loan, subject to specified amounts required to be paid to reduce other indebtedness. Also, subject to specified exceptions, the proceeds of any debt offering or asset sale must be used to reduce outstanding indebtedness under the bridge loan or other specified indebtedness.

It is a condition of the closing of the bridge loan that MEC's senior secured revolving credit facility in the amount of U.S. $50 million be amended so that the facility expires no earlier than 12 months after the closing.

The bridge loan will be secured by all of the assets of MEC and guaranteed by certain subsidiaries of MEC. The guarantees will be secured by charges over the lands owned by The Meadows, Golden Gate Fields and Santa Anita Park, and by pledges of the shares and licences of certain MEC subsidiaries. The bridge loan will be cross defaulted to all other obligations of MEC and its subsidiaries to the lender. The granting of certain security is subject to regulatory approval. The security over the lands owned by The Meadows may be subordinated to new third party financings of up to U.S. $200 million for the redevelopment of The Meadows.

Special Committee Process

Consideration of the Remington Park loan, the amendment to the Gulfstream loan agreement and the bridge loan by MEC was supervised by the Special Committee of MEC's board of directors consisting of John R. Barnett (Chairman), and Jerry D. Campbell, Louis E. Lataif, William J. Menear and Gino Roncelli. The approval of MEC's board followed a favourable recommendation of the Special Committee. The Special Committee retained independent legal and financial advisors to assist it in its deliberations in respect of such loan transactions.

Closing/Timing of Announcement

It is expected that the loan transactions will be closed within the next week, provided that, in the case of the Remington Park loan and the Remington guarantee of the Gulfstream loan, the loan documents will be held in escrow pending regulatory approval. The loan transactions are being announced less than 21 days before the expected closing, and the report on Form 8-K and the material change report to be filed promptly by MEC containing full details regarding the loan transactions will be filed less than 21 days before the expected closing. In MEC's view, this is both reasonable and necessary in the circumstances because the negotiations and necessary board and special committee deliberations were not completed until July 21, 2005 and MEC requires timely access to the funds which will be made available.

MEC Conference Call

MEC management will host an investor conference call at 9:00 a.m Eastern Time on Monday, July 25, 2005. The number to use for this call is 1-800-291-5032. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 001-415-537-1831.

The conference call will be chaired by Tom Hodgson, President and Chief Executive Officer. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

For anyone unable to listen to the scheduled call, the rebroadcast number will be 1-800-558-5253 (reservation no. 21253336). For overseas callers, please call 1-416-626-4100 (reservation no 21253336).

About MEC

MEC, North America's number one owner and operator of horse racetracks, based on revenue, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and HorseRacing TV(TM), a 24-hour horse racing television network.

This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; the impact of inclement weather; and our ability to integrate recent racetrack acquisitions.

For further information please contact:

Blake Tohana
Executive Vice-President and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario L4G 7K1
Telephone: (905) 726-7493
Website: www.magnaent.com

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PRESS RELEASE
Magna Entertainment Corp. Announces Implementation of Strategic Plan, Adoption of Recapitalization Plan, Revised Project Financing Facilities and Bridge Loan Facility